Exhibit 99.2
                        1Q 2003 EARNINGS CONFERENCE CALL
                  Remarks of Thomas O. Ryder, Chairman and CEO
                                October 25, 2002


Good Morning!


The end of our first quarter is significant not so much for the results it produced in the quarter, as for the clues it gives about what is to come. The work done is enormously important; the revenue and profit small relative to the year. So, I'm going to talk less about the quarterly results and more about what we see down the road.

We had six primary areas of focus for the quarter.

-- Get off to a strong start in QSP and Books Are Fun to position them for growth both this year and next.
-- To cause the least possible disruption at Reiman while rapidly developing new products and test programs to cross-sell our substantial product lines and customer bases.
-- To quickly implement planned changes at US BHE to reduce losses and return to profitability next year.
-- To address the causes for the downturn in our International businesses and move quickly to fix them.
-- To continue changes at Reader's Digest magazine, both in the editorial product and in the business model.
-- And, to complete plans to recapitalize the company.

First, let me take you through the results briefly:

EPS was a loss of $0.05, versus a loss of $0.01 a year ago. This is on the high end of revised guidance of a loss of $0.05 to $0.10 cents.

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Total company  revenues were $517 million,  up 4 percent from Fiscal '02. Reiman added $68 million in revenue and offset substantial revenue reductions from the sale or closing of businesses and the substantial downsizing of US BHE.

Operating profits were $2 million, versus $3 million in the year-ago period. As you know, we decided that $16 million in Reiman profits should be recognized in the second quarter, rather than the first. Given this, Reiman acquisition costs hurt profits in the quarter.

EBITDA was up 62 percent - to $18 million. Free cash flows continued strong, improving by $9 million.

Star of the quarter was North America BHE. This segment improved to a profit of $3 million from a loss of $11 million last year. The big factor was US BHE, which has been the most


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troubled of our  businesses.  Though we had a small loss for the  quarter,  that business improved by more than $10 million over last year.

Revenues were down sharply, but that was planned. We reduced mail quantities by 52% in the U.S., mostly relating to sweepstakes. We also eliminated gifts.com and our catalog business and sharply reduced activity in video. The result was more efficient and profitable mailings. Most mailings were up five to 10 percent versus forecast. In fact, seven of the nine products that we offered during the quarter were on or above plan.

Our soft spot was the International business - and it was very soft. We lost $2.5 million, compared to a profit of $12.9 last year. Much of this was expected because of weak global economies, reduced activity and increased investment in new channels. But, response rates fell more than we expected, and advertising was down in most markets.

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Reader's Digest magazine did better than expected, although it was somewhat down from last year.  Advertising  continues down and  circulation  was hurt by lower
subscription   sales  during  the  post-9/11  and  anthrax   period  last  year.
Subscription campaigns and newsstand sales in this quarter have both been strong, and that is long-term good news.

Reiman met our expectations and contributed $2 million in operating profit, $68 million in revenues and $10 million in EBITDA. No bad surprises so far. And, a few good ones.

QSP and BAF both made strong contributions, with Books Are Fun showing double digit growth in both revenue and operating profit.

Overall, the quarter was pretty much what we planned for, maybe a bit better.

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We have not changed our guidance for the year, and  expectations  for the second quarter are $.88 to $1.00 per share. Frankly, our outlook could be a bit conservative, but there is simply too much volatility and too many unknowns to yet be more bullish. But, I can say this business feels a lot better than last year. Let me tell you why.

To start with, we have better balance. QSP, Books Are Fun and Reiman are all strong businesses and have double-digit growth potential. And, we have seen enough this year to know their performance will be solid. And, it could be much better than that. Books Are Fun had strong double-digit growth in the first quarter and is off to a good start in the second quarter. It does face tougher comparisons, and I'm worried about a weak retail market around Christmas time, so I don't know how good it will be. But, it will not be bad. And, we are making great progress with three new product lines - jewelry, art and bath- and-beauty products. All


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three are  extremely  promising.  Art and jewelry are in early rollout stage and will cost us some money this year. But, these are solid product lines that will be big profit producers in the future.

We are making many changes at QSP, mostly aimed at improving sales productivity and increasing market penetration. Margins are great here so we want to drive sales much more rapidly. And, the early signs are good. We have about 30% of our second quarter sales in so far, and there is no indication it will be a bad year. It's just a little too soon to say how good it will be.

Reiman also looks solid. We've had a few ups and downs in direct mail, but overall they are running much as we expected when we made the acquisition. We have some early results in magazine cross-promotions that are extremely encouraging. And, we have a few major new products in development.

One is the "Taste of Home Cooking Expo." We envision these as a series of regional events held annually. The first was last weekend in Milwaukee. Almost 10,000 consumers and 100 exhibitors came. Those are remarkable results for the first time out, and we will get much better at marketing the events to both consumers and businesses. This has all the earmarks of a solid new business. I was there, and I saw something I never thought I would see. People standing in line 30 minutes to get a one inch piece of fried Spam. From the Spamobile, by the way, Books Are Fun was one of the exhibitors and they had spectacular two-day sales. So was Wearever, which introduced our new "Taste of Home" cookware to great critical acclaim. That's our first licensed product.

The third new product is a magazine for families we will launch early next year. The research looks good.

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Each of these three businesses  contributes to our core Reader's Digest business and each of them gets sales or cost reduction or branding help in return. But, importantly, none of them has any of the problems we have had in the core business, so they offer significant cash flow insurance and growth potential. And, they are not small. This year we expect them to contribute about $1 billion in sales and more than $170 million in EBITDA. About $70 million of that will come from Reiman.

The strength of these companies is giving us a little air cover in fixing our core business. I don't have to tell you they have had serious problems. What I will say is that those problems have been more difficult than I expected, especially after the AG agreement, 9/11 and anthrax last year.

The first quarter results make the US BHE business look a little better than I think it is and the International businesses a little worse than I think they are.

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Response rates in US BHE have been consistently better than expected in the last four months and, combined with sharply reduced costs, our bottom line has improved dramatically. In fact, the business made a strong contributing profit for the quarter. But, direct mail response rates are still not back to an acceptable level and progress in finding more effective new promotion packages is slow. However, we are getting smarter. Our trade business has redesigned itself around sales through Books Are Fun and is doing quite nicely. And, RD Young Families is off to a good start in direct mail and telemarketing and our new Child Development toy continuity series has had outstanding early results. There is a nicely profitable business lurking here in the U.S. and we will find it.

The International business may be a little better than it looks. Revenues are down because activity and response rates are down, especially in the major markets. Response-rate shortfalls are


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related to soft economies in most countries,  along with overuse of our lists in some major markets. We have also begun delaying or canceling mailing programs in some countries to rest the customer list. That hurts short term, and helps long term. We estimate that a little over half the profit gap was from planned activity reduction. And, the floods in Germany, Hungary and the Czech Republic cost us another couple of million dollars in the quarter.

Also affecting operating profit was investment in new business initiatives. These included setting up Books Are Fun in France and Mexico, and QSP in the United Kingdom. They include outside-list acquisition, telemarketing, DRTV, the Internet, and magazine and newspaper inserts overseas. These are showing real promise and they are continuing.

The toughest markets for us have been our largest - United Kingdom, Germany, France, Canada and Mexico. I recently spent a couple of weeks visiting our businesses in Europe. Make no


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mistake,  those economies are tough there.  But, we do see some early signs that business is getting better in some markets. And, I promise you there are some very smart contingency plans in place if they do not.

The International businesses are down significantly in the last 12 months, but keep in mind that they will still earn about $100 million this year, including Canada. We are not out of the woods yet, and I worry a lot about them. But, this is still a good business.

Reader's Digest magazine is making real progress. After 30-something years in the business, I can feel it. Some signs like improved direct mail campaigns and newsstand sales are important, and you can count and touch them. But, you can also see it in the magazine and you can hear it when people talk about it. This is a vastly better magazine than two years ago and, ultimately, the editorial changes will drive our success. We expect magazine profits to be down this year. Soft advertising and the


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blow to our direct mail campaigns last year will assure that. But, we do see the makings of a turnaround next year.

You should also note that we recently announced plans to produce 17 newsstand specials this year. We will build these magazines around repurposed content from Reiman, Reader's Digest and Family Handyman. And, we will acquire more checkout space in the major retailers to help drive sales of the specials as well as the Reader's Digest and Reiman core magazines. This, plus the launch of a new magazine at Reiman and discussion of International launches, has created real excitement around our editorial floors.

So, here's what this all means for the full year. Earnings of $1.20 to $1.30, with a bit more upside than downside. The places to watch are QSP, Books Are Fun and the International businesses. Possible upside in the first two, possible downside in International.

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Those numbers mean we expect full year EBITDA of over $300 million, up about 40%
from a year ago.

About 60% of the EBITDA will come from Reiman, QSP and Books Are Fun, which have higher growth rates and consistent track records.

This means we should generate cash EPS of approximately $1.50 per share, up roughly 30 percent over a year ago.

I want to be clear that there is still volatility and risk here. There is in almost any publishing business these days. But, this business is fundamentally stronger. We will continue to make progress in fixing our core business. And, we will grow Books Are Fun, Reiman and QSP. We will at last move to a single class of stock. And, we will accomplish all this while also meeting our loan commitments. As our earnings and our cash improve, I have faith those changes will show up in our share price.

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Now,  our CFO  Michael  Geltzeiler  will  give you some more  details  about our financial results for the quarter. After that, we would be happy to answer your questions.